                                                                      EXHIBIT 12


DELL COMPUTER CORPORATION
Computation of Ratio of Earnings to Fixed Charges


                                                                              Fiscal Year Ended
                                             -----------------------------------------------------------------------------------
                                              February 1,   February 2,  January 28,    January 29,    January 30,    January 31,
                                                 1998         1997          1996           1995           1994           1993
                                             ------------  -----------  -----------    -----------    -----------    -----------
                                                                          (dollars in millions)
Income (loss) before income taxes
     and extraordinary loss                        $1,368         $747         $383           $213           ($39)          $143

Fixed Charges:
  Interest expense and amortization
     of debt discount and premium                       3            8           17             15             14             11
  Interest factor on rentals                           12           11            7              7              6              5
                                             ------------  -----------  -----------    -----------    -----------    -----------
     Total Fixed Charges                               15           19           24             22             20             16

Income (loss) before income taxes,
     extraordinary loss, and fixed charges         $1,383         $766         $407           $235           ($19)          $159
                                             ------------  -----------  -----------    -----------    -----------    -----------
Ratio of Earnings to Fixed Charges(a)                93.1         41.0         16.7           10.9             (b)          10.1
                                             ============  ===========  ===========    ===========    ===========    ===========


(a)  Ratios calculated based on underlying data in thousands
(b)  Earnings were inadequate to cover combined fixed charges by $19 million